EXHIBIT 10(b)




August 22, 1994



Mr. Charles W. Oswald
National Computer Systems, Inc.
11000 Prairie Lakes Drive
Eden Prairie, MN  55344

Dear Charley,

The purpose of this letter is to set forth the agreement reached by and between Charles W. Oswald ("Oswald") and David C. Cox, on behalf of the Board of Directors of National Computer Systems, Inc. ("NCS") and as approved by the Board of Directors of NCS at a regularly scheduled Board of Directors meeting held on August 22, 1994. Oswald, Chairman of the Board of Directors and Chief Executive Officer, was not present at the Board meeting during the time these matters were discussed and did not participate therein.

1. Oswald will continue employment with NCS at his current salary level through May 31, 1995. Oswald will not be eligible for bonuses based on periods after January 31, 1995.

2. Oswald's Long-Term Incentive Plan Award will be 100% vested as of January 31, 1995. Accordingly, the release of the awarded shares of Common Stock and the payment of the awarded cash amount will be completed as soon as practicable thereafter.

3. Incentive stock options issued to Oswald and dated May 23, 1991; May 21, 1992; and May 20, 1993 will be forfeited as of August 22. Non-qualified options to acquire NCS Common Stock will be issued on August 22, 1994, subject to Shareholder approval, in the same number of shares, at a comparable option price per share and with the same remaining term as was available under the above described incentive options which are being forfeited.

4. In recognition of the key role that Oswald has performed in the long-term success of NCS and as a continuing valuable resource to the Company, its officers and directors, Oswald will be granted, as of August 22, 1994, and subject to Shareholder approval, a non-qualified option to acquire up to 50,000 shares of NCS Common Stock at the option price of $13.13 per share, the Fair Market Value of the Stock as of this date. Said option will be 100% exercisable after 6 months following date of grant or upon Shareholder approval, whichever is later, and will be exercisable for a term of 5 years following date of grant.

5. NCS will, beginning June 1, 1995 and continuing through May 31, 1998, pay the premiums for Medicare and Medicare supplemental coverage, excluding dental or life insurance coverage, to provide for medical benefits to Oswald and his wife, Sally, approximately comparable to those provided for NCS employees.

6. Should NCS medical benefits change, the method of delivery of such benefits change or other medical benefits are delivered because of governmental laws or regulations, NCS may make changes to coverage provided, in accordance with the stated intent of providing coverage comparable to that provided to NCS employees.

7. If Oswald should die prior May 31, 1998, the coverage as agreed to and set forth above will be maintained for Oswald's wife, Sally, until May 31, 1998.

8. NCS, for a period of 5 years beginning June 1, 1995, will reimburse Oswald up to $65,000 annually for actual offsite office and secretarial expenses.

9. The Board of Directors of NCS urges Oswald's continuation on the Board and will, unless Oswald is unable to or desires not to serve, include Oswald as one of the directors to be presented to the NCS Shareholders as management's nominee for election as a Director at the next annual meeting of Shareholders.

10. Oswald agrees to be available to advise Mr. Russell Gullotti as requested in the future.

11. In consideration of this agreement, Oswald, with the advice of counsel, hereby releases and discharges NCS, its employees, directors, officers, agents, successors, and assigns from any and all liability for damages or claims of any kind and agrees not to institute any claim for damages or otherwise, by charge or otherwise, nor authorize any other party, governmental or otherwise, to institute any claim via administrative or legal proceedings against NCS for any such claims including, but not limited to, any claims arising under or based upon the Minnesota Human Rights Act, Minn. Stat. Section 363.01 et seq.; Title VII of the Civil Rights Act, 42 U.S.C. Section 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.; or the American With Disabilities Act, 42 U.S.C. Section 12101 et seq.; and any contract, quasi contract, or tort claims, whether developed or undeveloped, arising from or related to Oswald's employment with NCS, and/or the cessation of Oswald's employment with NCS.

12. Oswald has been informed of his right to rescind this agreement as far as it extends to potential claims under Minn. Stat. Section 363.01 et seq. (prohibiting discrimination in employment) by written notice to NCS within fifteen (15) calendar days following his execution of this agreement. To be effective, such written notice must either be delivered by hand or sent by certified mail, return receipt requested, addressed to Mr. J. W. Fenton, Jr., Secretary-Treasurer, National Computer Systems, Inc., 11000 Prairie Lakes Drive, P.O. Box 9365, Minneapolis, MN 55440, delivered or post-marked within such fifteen (15) day period. Oswald understands that NCS will have no obligations under this agreement in the event such notice is timely delivered.

13. Oswald has been informed of his right to revoke this agreement as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. by informing NCS of his intent to revoke this agreement within seven (7) calendar days following his execution of this agreement. To be effective, such written notice must either be delivered by hand or sent by certified mail, return receipt requested, addressed to Mr. J. W. Fenton, Jr., Secretary-Treasurer, National Computer System, Inc., 11000 Prairie Lakes Drive, P.O. Box 9365, Minneapolis, MN 55440, delivered or post-marked within such seven (7) day period. This agreement shall not become effective or enforceable until the seven (7) day period has expired.

14. Oswald has also been informed that the terms of this agreement shall be open for acceptance by him for a period of twenty-one (21) days during which time he may consider whether to accept this agreement.

15. This agreement constitutes a contract enforceable against either party and shall be construed and enforced in accordance with the laws of the State of Minnesota. Nothing contained in this agreement is intended to violate any applicable law. If any part of this agreement is construed to be in violation of a state and/or federal law, then that part shall be null and void, but the balance of the provisions of this agreement shall remain in full force and effect.

16. The terms of this agreement shall remain strictly confidential between the parties hereto, and shall not be disclosed to third persons unless required by law.

17. Oswald hereby affirms and acknowledges that he has read the foregoing agreement and that he has been advised to consult with an attorney prior to signing this agreement. Oswald agrees that the provisions set forth in this letter are written in language understandable to him and further affirms that he understands the meaning of the terms of this agreement and their effect. Oswald represents that he enters into this agreement freely and voluntarily.

						/s/ DAVID C. COX
                              -------------------------------

						David C. Cox for
						National Computer Systems, Inc.
						and its Board of Directors


			Date:  11-9-94	/s/ CHARLES W. OSWALD
                              -------------------------------
						Charles W. Oswald